                                                                                           Exhibit 99.1
[logo] PHOENIX

The Phoenix Companies, Inc.                                     N  E  W  S     R  E  L  E  A S E

One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com

For Immediate Release

Contacts:       Media Relations                                      Investor Relations
                Laura Marzi                                          Peter Hofmann
                860-403-6607                                         860-403-7100

         The Phoenix Companies Names New Head of Life and Annuity Manufacturing Operations

         Hartford, Conn., February 24, 2004 - The Phoenix Companies, Inc. (NYSE:PNX), today announced that
Philip K. Polkinghorn will become executive vice president of the company's Life and Annuity Manufacturing
Operations, effective March 9.

         In this position, Mr. Polkinghorn, 46, will be responsible for life, annuity and private placement insurance manufacturing functions including product and market development, underwriting and issue, customer service and life claims operations, state and federal regulatory filings and actuarial finance.

         "Phil brings a depth of experience in all aspects of the life and annuity business, particularly in product development and marketing to the affluent and high net worth, our target market. As a manufacturer of products and services for this demanding market, we are focused with even greater intensity on innovation in product development, which is a key strength of his," said Dona D. Young, chairman, president and chief executive officer of The Phoenix Companies.

         She continued, "Phil has a great combination of analytical, operational and marketing skills. I am delighted to have another strong member on the senior management team."

         Mr. Polkinghorn, who will report to Mrs. Young, replaces Robert G. Lautensack, Jr., senior vice president, who has been interim head of the Life and Annuity Manufacturing Operations. Mr. Lautensack will assume a new position as senior vice president and chief risk officer, reporting to Michael E. Haylon, executive vice president and chief financial officer.

         For the last two years, Mr. Polkinghorn has been with Sun Life Financial Company in Wellesley,
Massachusetts, as vice president responsible for the overall management of the annuity business of Sun Life, which acquired Keyport Life in late 2001. He had served as president of Keyport Life for almost three years.

         Prior to joining Keyport, he held senior positions at several financial services companies and at
Tillinghast Towers Perrin early in his career.

         He received his undergraduate degree from the University of Nebraska in 1979, and his FSA in 1982.

                                                    -more-

         The Phoenix Companies, Inc. (NYSE:PNX) is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and asset management products and services. With a history dating back to
1851, The Phoenix Companies, Inc. has two principal operating subsidiaries, Phoenix Life Insurance Company and
Phoenix Investment Partners, Ltd. The company offers private placement insurance products through Philadelphia
Financial Group, a subsidiary. Phoenix has corporate offices in Hartford, Conn. For more information on
Phoenix, visit www.PhoenixWealthManagement.com.

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